EXHIBIT 10.3

GROUP SHORT TERM AND LONG TERM DISABILITY
REINSURANCE AGREEMENT

EFFECTIVE JANUARY 1, 2015

BETWEEN

US ALLIANCE LIFE AND SECURITY COMPANY

AND

RELIANCE STANDARD LIFE INSURANCE COMPANY
DOING BUSINESS AS
CUSTOM DISABILITY SOLUTIONS

AS

MANAGING AGENT FOR EACH OF THE PARTICIPATING REINSURERS
COLLECTIVELY REFERRED TO IN THIS AGREEMENT AS THE
AMERICAN DISABILITY REINSURANCE UNDERWRITERS SYNDICATE
("ADRUS")

TABLE OF CONTENTS

ARTICLE 1. REINSURANCE COVERAGE

Section 1.01 — Scope of the Agreement
Section 1.02 — Reinsurance
Section 1.03 — Original Conditions
Section 1.04 — Retention Warranty

ARTICLE 2. UNDERWRITING PROCESS

Section 2.01 — Reinsurance Coverage
Section 2.02 — Exceptions to Reinsurance Coverage
Section 2.03 — Underwriting Services

ARTICLE 3. DEFINITIONS

ARTICLE 4. REINSURANCE PREMIUMS

Section 4.01 — Consideration
Section 4.02 — Reinsurance Premium Payment
Section 4.03 — Non-Payment of Premium
Section 4.04 — Reinstatement of Reinsurance

ARTICLE 5. CLAIMS

Section 5.01 — Reinsurer's Liability for Reinsured Claims
Section 5.02 — Claims for Extra-Contractual Amounts
Section 5.03 — Claims Administration Services

ARTICLE 6. COMMENCEMENT AND TERMINATION OF AGREEMENT

Section 6.01 — Commencement
Section 6.02 — Termination

ARTICLE 7. REINSURANCE INFORMATION AND ACCESS TO RECORDS

Section 7.01 — Reports
Section 7.02 — Reinsurance Information

Section 7.03 — Access to Records
Section 7.04 — Confidentiality
Section 7.05 — Proprietary Material

ARTICLE 8. ARBITRATION

Section 8.01 — Appointment of Arbitrators
Section 8.02 — Proceedings
Section 8.03 — Appeal
Section 8.04 — Conclusion

ARTICLE 9. INSOLVENCY

ARTICLE 10. MISCELLANEOUS PROVISIONS

Section 10.01 — Headings and Attachments
Section 10.02 — Notices
Section 10.03 — Execution in Counterparts
Section 10.04 — Entire Agreement and Amendments
Section 10.05 — Investigations
Section 10.06 — Governing Law
Section 10.07 — Waivers and Remedies
Section 10.08 — Severability
Section 10.09 — Mutual Negotiation
Section 10.10 — Mergers, Acquisitions or Changes
Section 10.11 — Currency
Section 10.12 — Interest on Overdue Payments
Section 10.13 — Errors and Omissions
Section 10.14 — Third Party Beneficiaries

Section 10.15 - Assignment

APPENDIX A

APPENDIX B

APPENDIX C

APPENDIX D

AGREEMENT

This Agreement is made by and between US Alliance Life and Security Company, Topeka, Kansas ("Company") and Reliance Standard Life Insurance Company, Chicago, Illinois doing business as Custom Disability Solutions ("CDS"), as Managing Agent ("Managing Agent") for each of the participating reinsurers collectively referred to in this Agreement as the American Disability Reinsurance Underwriters Syndicate ("ADRUS" or "Reinsurer").

The Managing Agent represents and warrants that the Reinsurer has authorized the Managing Agent to enter into, execute and deliver agreements of this sort on its behalf and to exercise all of its rights and perform all of its obligations under such agreements on its behalf, including but not limited to, underwriting of policies, collection of premiums, and management of claims in accordance with the terms of such agreements. All performances required by and for the Reinsurer under this Agreement shall be conducted through the Managing Agent.

This Agreement shall be construed as an honorable undertaking between the parties with mutual obligations of utmost good faith and fair dealing.

Company and Reinsurer mutually agree to reinsure as follows:

ARTICLE 1. REINSURANCE COVERAGE

Section 1.01 Scope of the Agreement

This Agreement applies to Company's portfolio of group Short Term and Long Term Disability business for which Managing Agent provides quotes (hereinafter referred to as the "Policies"), as more fully described in Section 1.02. This Agreement does not apply to any risk other than group Short Term and Long Term Disability underwritten under the direction of the Managing Agent, even if the policy provides other coverage, nor does it apply to any group business issued outside of the United States, unless approved in advance by the Managing Agent.

Section 1.02 Reinsurance

Company agrees to cede and Reinsurer agrees to accept quota share reinsurance of the Company's gross liability under the Policies. Reinsurance for the Policies shall become effective on the effective date of the Policies.

Section 1.03 Original Conditions

All reinsurance ceded hereunder shall be subject to the same clauses, terms, conditions and endorsements as Company's Policies, except as specifically stated herein.

Company shall take ordinary care and reasonable diligence in performing its administrative responsibilities under the Policies consistent with the care, skill, prudence, and diligence of a person experienced in the group disability insurance industry, in accordance with customary group disability insurance practices and standards, and in compliance with all applicable laws, rules and regulations.

Delegation or assignment of administrative responsibilities for reinsured Policies by Company to a third party shall require approval by Managing Agent.

Company represents that it is licensed to write group disability business in the states, districts or territories of the United States where the reinsured Policies shall be issued. Company and Managing Agent mutually agree and acknowledge that the Policies and the rating practices associated with the Policies are in compliance with requirements of applicable state and federal laws, rules and regulations, including but not limited to state policy form and associated rating and rate filing requirements.

Once Company and Managing Agent have agreed on the risk and benefits for a Policy, any increase in benefit liability resulting from Company's divergence from such agreed upon risk and benefits shall be borne by the Company. The Reinsurer does not assume liability for any risk or benefits not previously agreed upon or which are incurred as a result of errors, intentional or otherwise, in the policy and/or certificate issued or in Company's administrative practices.

Section 1.04 Retention Warranty

The risk retained by Company on the business covered by this Agreement shall not be transferred or reinsured by Company elsewhere on any basis whatsoever without the agreement of Managing Agent.

ARTICLE 2. UNDERWRITING

Section 2.01 Reinsurance Coverage

Except as provided in Section 2.02, below, whenever the Company issues a Policy, Reinsurer shall accept the Reinsurance Percentage on said Policy.

Section 2.02 Exceptions to Reinsurance Coverage

Unless Managing Agent has specifically agreed to such reinsurance in writing, no reinsurance may be ceded where the Policy is not underwritten and claims managed by the Managing Agent.

Section 2.03 Underwriting Services

Managing Agent shall provide underwriting services as more fully described in Appendix B. Managing Agent shall perform underwriting services with the care, skill, prudence, and diligence of a person experienced in the group disability insurance underwriting industry, in accordance with customary group disability insurance underwriting practices and standards, and in compliance with all applicable laws, rules and regulations.

ARTICLE 3. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (definitions are applicable to both the singular and the plural forms of each term defined in this Article):

a.	"Anniversary Date" means the first day of January of each year following the Effective Date.

b.	"Company Retention" means:

• 0% of gross weekly STD benefits; and

• 0% of gross monthly LTD benefits.

The parties may mutually agree upon a change in the Company Retention that shall take effect on or after the date the Agreement has been in force for 36 months.
c.	"Reinsurance Percentage" means:

• 100% of gross weekly STD benefits; and

• 100% of gross monthly LTD benefits.

The parties may mutually agree upon a change in the Reinsurance Percentage that shall take effect on or after the date the Agreement has been in force for36 months.

d.	"Effective Date" means January 1, 2015.

e.
"Initiation Period" means the one-year period from the Effective Date to December 31, 2015, during which Company may, without cause, terminate this Agreement with ninety (90) days advance written notice to the other party.

f.	"Policy(ies)" mean the group Short Term and Long Term Disability Policies referenced in Section 1.01, and all endorsements, riders attachments, and agreements thereto.

g.	"Insolvent or Insolvency" means:

1.	The entry by a court of competent jurisdiction of
A. An order declaring the Company Insolvent, or

B. An order appointing a receiver or receivers, or trustee or trustees, or liquidators, of the Company or of all or any substantial part of its property; or

2.
The entry of an order or petition pertaining to the Company for relief under Title 11 of the United States Code or any similar order under any applicable law or statute of the United States or any state thereof

h.	"Risk Premium" means the total premium received by the Company for the reinsured Policies, less:
1.
the amount of premium priced by the Managing Agent to cover: (1) premium tax, (2) commissions, (3) other acquisition expenses and (4) other expenses borne by the Company in the administration of such Policies, and

2.	Reinsurance Management Fees, not including the Initial Start Up Fee, as described in Appendix D.

i.
"Loss Adjustment Expenses" means any third party claim expenses incurred in the investigating, settling, litigating, adjusting, auditing, managing and processing of claims, except for salaries of Company's and Managing Agent's employees, and other routine office and administrative expenses of the Company and the Managing Agent. Loss Adjustment Expenses include but are not limited to expenses for:

• obtaining medical records,
• independent medical examinations (IMEs),
• special investigation (e.g. home visits, surveillance, forensic accounting),
• vocational rehabilitation services or equipment,
• functional capacity exams or other clinical or vocational testing,
• labor market surveys,
• Social Security claim filing assistance,
• independent peer reviews,
• translation services,
• legal opinions,
• litigation management,
• day care,
• collections,
• retraining (including tuition, books, and other related expenses),
• prosthetics,
• eyeglasses,
• weight loss programs,
• adaptive equipment, or
• other expenses as mutually agreed upon by the parties.

Liability for Loss Adjustment Expenses incurred for a claim shall be apportioned between the Reinsurer and the Company in direct proportion to the risk each bears on such claim.

ARTICLE 4. REINSURANCE PREMIUMS

Section 4.01 Consideration

The consideration due to the Managing Agent shall be the product of the Reinsurance Percentage multiplied by the Risk Premium, plus the agreed upon Management Fee as shown in Appendix D.

Section 4.02 Reinsurance Premium Payment

The Company shall remit to Managing Agent all consideration on premiums received for the Policies by the fifteenth (15th) day of the month following the Company's receipt of premium. The Company shall remit consideration to Managing Agent along with a monthly reinsurance premium statement that shall include the information described in Section 8.01.

Section 4.03 Non-Payment of Premium

Company shall take appropriate action to terminate all prospective liability in accordance with Company's standard termination practices (a copy of which has been provided to the Managing Agent) and the provisions of the Policies governing non-payment of premium, lapse and reinstatement, and shall institute collection procedures for past due premiums that remain unpaid.

If the Company fails to pay the reinsurance premium as described in this Article 4, the Managing Agent shall have the right to terminate reinsurance for any Policies for which reinsurance premium payment has not been made. Such termination shall be effective as of the last day of the period for which reinsurance premiums were paid.

Section 4.04 Reinstatement of Reinsurance

If reinsurance for any Policy or Policies has been terminated by Managing Agent due to non-payment of reinsurance premium or under any provision of this Article 4, any reinstatement of reinsurance for such terminated policy or policies shall be at Managing Agent's sole discretion and must be agreed to in writing by Managing Agent.

ARTICLE 5. CLAIMS

Section 5.01 Reinsurer's Liability for Reinsured Claims

The Reinsurer shall be liable to the Company for the Reinsurance Percentage of contractual benefits (i.e. benefits specified in the Policies) reinsured under this Agreement and paid to the extent of the liability of the Company for the underlying risk. All claim payments for reinsured claims made according to the terms and conditions of its Policies and this Agreement shall be binding upon Reinsurer. The Reinsurer shall have no liability beyond the original conditions of the Policies.
The Reinsurer shall also have liability for the Reinsurance Percentage of Loss Adjustment Expenses. Section 5.02 Claims for Extra-Contractual Amounts

"Extra-Contractual Amounts" are amounts outside of Policy benefits and may include, but are not necessarily limited to: punitive, exemplary, compensatory or consequential damages or plaintiffs litigation-related costs and fees.

a.
If Extra-Contractual amounts are awarded against the Company solely as a result of the Managing Agent's decision, action, delay or failure to act, the Reinsurer shall pay one hundred percent (100%) of all such amounts.

b.	If Extra-Contractual amounts are awarded against the Company solely as a result of Company's decision, action, delay, or failure to act, the Reinsurer shall pay zero percent (0%) of all such amounts.

c.
When Extra-Contractual amounts are awarded against the Company as a result of both the Managing Agent's and the Company's decision, action, delay or failure to act, the parties agree to share proportionately, based on the allocation of responsibility to the respective parties, in the liability for all such amounts.

d.
To expedite the resolution of certain claims, amounts other than Policy benefits may be added to a claim settlement. Where such amounts are added, which will be determined by mutual agreement by the parties, the additional amounts shall not be considered to be Extra-Contractual amounts and shall be allocated according to the respective liabilities of the parties under this Agreement. If the parties are unable to agree on either the feasibility or amount of such additional sums, the matter shall be settled by arbitration in accordance with the Arbitration section of this Agreement.

Allocation of responsibility for decisions, actions, delays, or failures to act shall be determined by mutual agreement of the parties subsequent to good faith negotiation. Said determination is solely for the purpose of efficient administration of this Agreement and for determining who shall assume the costs in certain instances. If agreement on such allocation cannot be reached, the matter shall be addressed in accordance with the Arbitration section of this Agreement.

If any portion of this subsection 5.02 is deemed to be illegal under any law (decisional or statutory) or regulation of any Federal, State or local government, insofar as it applies to that area's jurisdiction, then said portion is automatically terminated.

Section 5.03 Claim Administration Services

Managing Agent shall perform claim administration services as more fully described in Appendix C for all claims incurred under Policies.

Managing Agent shall perform claim administration services with the care, skill, prudence, and diligence of a person experienced in the group disability insurance claims administration industry, in accordance with customary group disability insurance claim administration practices and standards, and in compliance with all applicable laws, rules and regulations.

ARTICLE 6. COMMENCEMENT AND TERMINATION OF AGREEMENT

Section 6.01 Commencement

This Agreement shall become effective at 12:01 a.m. on the Effective Date with respect to all Policies:

a.	Classified by the Company as group Short Term and Long Term Disability Insurance; and

b.	Underwritten or renewed by or on behalf of the Company during the term of this Agreement, at the direction of the Managing Agent,

and shall continue in-force thereafter until terminated.

Except as stated in Section 6.02, the liability of Reinsurer for any reinsurance under this Agreement begins at the later of the Effective Date or the effective date of Policies issued by Company and ends at the earlier of the effective date of termination of this Agreement or the date Company's liability for the Policies terminates.

Section 6.02 Termination

No new business will be reinsured after the effective date of the termination of the Agreement. In no event shall termination of this Agreement result in termination of Reinsurer's liability for claims incurred prior to the termination date, regardless of whether they are reported prior to or following the date of termination of this Agreement.

Termination will occur at the earlier of any of the following:

a.
Either party may, at its option, terminate this Agreement if the other party fails to pay when due any amounts due under this Agreement. The terminating party may exercise this right only after giving the other party written notice of delinquency, stating its intent to terminate this Agreement and providing 15 days from the date of written notification to cure the default by payment of all delinquent amounts. If the terminating party does not then notify the other party in writing of such termination, then this Agreement shall remain in full force and effect, and each party shall remain obligated to pay amounts due under the Agreement until the Agreement is otherwise terminated.

b.
This Agreement shall automatically terminate, with respect to reinsurance for new Policies, on the date of Company's insolvency or cessation of operations, if earlier. Reinsurance in-force on the date of Company's Insolvency or cessation of operations, if earlier, will be administered in accordance with the Insolvency section of this Agreement.

c.
During the Initiation Period, either Party may terminate this Agreement without cause by providing ninety (90) days advance written notice to the other Party. In the event of such termination during the Initiation Period, the Company may immediately recapture any business reinsured under this Agreement.

d.
In the event the Agreement is not terminated during the Initiation Period, then neither party may terminate this Agreement without cause until December 31, 2019, after which date either party may terminate this Agreement effective on an Anniversary Date by giving the other party one hundred twenty (120) days prior written notice.

e.
Either party may terminate this Agreement effective on January 1, 2018 by giving the other party one hundred twenty (120) days prior written notice, in the event that the in force reinsured premium as of July 1, 2017 is less than S100,000.

If this Agreement terminates as described under Section 6.02a., b. or c. above, termination will be immediate.

If this Agreement terminates as described under Section 6.02d. or e. above, Reinsurer at its discretion will retain reinsurance with respect to Policies which were reinsured hereunder while the Agreement was in force for up to two (2) years from the effective date of termination of this Agreement. This deferment of termination of reinsurance on in-force Policies may be waived by the Reinsurer.

Upon termination of this Agreement, Managing Agent shall provide Company only with those claims, financial and reporting services necessary to manage the reinsured business.

ARTICLE 7. REINSURANCE INFORMATION AND ACCESS TO RECORDS

Section 7.01 Reports

The Company shall furnish to Managing Agent in a mutually agreed upon electronic format, by the fifteenth (15th) day of the month following the Company's receipt of premium, a report for the month containing industry standard premium information, as mutually agreed upon by the parties.

The Managing Agent agrees to provide reserve reports for business reinsured under this Agreement to the Company in a form mutually acceptable to the parties. Such reports shall be provided within five (5) working days after the end of the accounting period.

Section 7.02 Reinsurance Information

Company has disclosed and will continue to disclose to Managing Agent timely, accurate, and complete information concerning matters that may affect Managing Agent's judgment in entering into and/or continuing this Agreement, such as licensing, state regulatory actions and financial issues. Complete disclosure shall require the inclusion of any material fact required to be stated or necessary to make statements not misleading. If the reinsurance provided hereunder becomes effective prior to the date this Agreement is executed by Company, Company warrants that there are no known undisclosed material losses or claims that have arisen or become known during such period. Failure to provide such information could lead Managing Agent to contest the validity of the Agreement, refuse to pay claims hereunder, or require an adjustment of premium on a retrospective basis to reflect Reinsurer's risk based on the correct information.

Section 7.03 Access to Records

Upon request, each party shall provide the other party or the other party's designated representative with detailed information on the Policies, including, at the requesting party's expense, paper or electronic versions of the whole or part of any documents relating to the Policies. Such information includes, but is not limited to, underwriting files, claim files, files regarding the investigation of evidence of insurability, accounting files, correspondence with intermediaries, audit reports and actuarial studies relating to the reinsured risks. At the option of the requesting party, such information shall be made available via photocopy or fax, or at offices of the non-requesting party or its designated administrator during such office's normal hours to the requesting party's representative(s) who shall be named in advance. Notification of such visit shall normally be given two weeks in advance and, even in urgent cases, at least twenty-four hours in advance. A party shall have this right of inspection and information as long as such party has obligations under this Agreement.

Section 7.04 Confidentiality

Company and Managing Agent warrant that they will restrict written disclosures as to the terms, conditions, parties or extent of this Agreement, unless made to financial auditors, compelled by law, or required by an appropriate governing body, or in publications, such as annual statements.

Managing Agent will hold in strict confidence all the following documents and information (hereinafter referred to as "Confidential Information"): underwriting files, claim files, accounting files, correspondence with intermediaries, audit reports and actuarial studies, and any other information Company has identified . The terms of this section shall survive any termination or expiration of this Agreement. Upon termination of this Agreement, and to the extent the same is reasonably returnable, Managing Agent shall return all Confidential Information. Managing Agent shall hold in strict confidence all Confidential Information, and neither Managing Agent nor any of its affiliates, representatives or employees shall directly or indirectly:

a.	use or permit the use of any of the Confidential Information for any purpose other than the performance of its duties under the terms of this Agreement, or

b.	disclose or permit the disclosure of any of the Confidential Information to any person or entity other than the Company's representatives, or as required by law.

Section 7.05 Proprietary Material

During the course of this Agreement, Company and Managing Agent may make technical materials such as underwriting manuals, claims manuals and rating systems available to each other. Each party acknowledges that all such material is offered on a proprietary basis, for the sole purpose of enhancing this reinsurance arrangement. Further, each party agrees that the original owner of these materials is deemed to be the sole owner of these materials and that neither party will offer these materials to any person or persons who is (are) not a direct party (parties) to this Agreement unless compelled by law or required by an appropriate governing body.

ARTICLE 8. ARBITRATION

The parties explicitly agree that all differences, whether matters of fact, law or mixed fact and law, which arise out of the interpretation or execution of this Agreement, will be decided by arbitration except for those matters which are left to the sole discretion of the Managing Agent or the Company under the terms of this Agreement. The parties explicitly agree that arbitration shall be the sole and exclusive remedy for all such differences, and that the arbitrators will determine the interpretation of this Agreement in accordance with the usual business and reinsurance practices rather than strict technicalities. Three neutral arbitrators will decide any differences. They must be active or retired officers of life insurance companies other than the two parties to this Agreement or any of their subsidiaries. In addition, the officers may not be former employees of the parties to this Agreement or any of their subsidiaries. Each party to this agreement shall appoint, and pay for, one arbitrator, and the two arbitrators will select a third, whose cost will be split equally between the parties. If the two are not able to agree on a third, each party shall submit a list of three names from which the other party shall strike two. The third arbitrator shall be drawn by lot from the remaining two names. The three arbitrators so selected shall constitute the Court of Arbitrators.

The arbitration proceedings will be conducted in accordance with the rules and procedures of the AIDA Reinsurance and Insurance Arbitration Society (www.arias-us.org) which are in effect at the time the arbitration begins and will take place in New York, New York.

This Agreement shall be deemed binding upon the arbitrators for matters expressly agreed to herein. The arbitrators' decision shall be by majority vote, and no appeal shall be taken from it. The judgment rendered by the arbitrators may be entered in any court having proper jurisdiction.
Expenses and fees for the arbitrators shall be shared by the Company and the Reinsurer in equal portions.

The arbitrators may award only contractual damages to either party. In no event may extra-contractual damages, including amounts available under any state or federal Racketeer Influenced and Corrupt Organization Act (RICO), be awarded to either party under this Agreement for breach of said agreement. However, the arbitrators may allocate responsibility for 1) any extra-contractual amounts awarded against the Company, or 2) any amounts representing Extra-Contractual damages in a settlement, between the Company and the Reinsurer as set forth in the Claims Article of this Agreement.

The procedures specified in this Article shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage. Despite such action the parties will continue to participate in good faith in the procedures specified in this Article. All applicable statutes of limitation shall be tolled while the procedures specified in this Article are pending. The parties will take such action, if any, required to effectuate such tolling.

Notwithstanding any other provision of this Article, in the event that either party seeks, consents to, or acquiesces in the appointment of, or otherwise becomes subject to, any trustee, receiver, liquidator, or conservator (including any state insurance regulatory agency acting in such a capacity), the other party shall not be obligated to resolve any claim, dispute, or cause of action under this Agreement by arbitration and may elect to bring any action with respect to such claim, dispute or cause of action in any court of competent jurisdiction.

The provisions of this Article shall survive termination of this Agreement.

ARTICLE 9. INSOLVENCY

The Reinsurer agrees that all reinsurance under this Agreement shall be payable by the Reinsurer on the basis of the liability of the Company under each policy reinsured under this Agreement without diminution because of the Insolvency of the Company, and the Reinsurer assumes liability for such reinsurance as of the effective dates of such policies. Any such payments by the Reinsurer shall be made directly to the Company or to its liquidator, receiver, or statutory successor, or to another party as may be duly authorized by such liquidator, receiver or statutory successor. In the event of the Insolvency of the Company, the liquidator, receiver or statutory successor of the Company shall give written notice that a claim is pending against the Company with respect to the reinsured Policies within a reasonable time after such claim is filed in the Insolvency proceedings. While the claim is pending, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator or receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expenses of liquidation to the extent of a proportionate share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

Where two or more reinsurers are involved and a majority of interest elects to defend a claim, the expense will be apportioned in accordance with the terms of this Agreement as if the expense had been incurred by the Company.

ARTICLE 10. MISCELLANEOUS PROVISIONS

Section 10.01 Headings and Attachments

Headings used herein are not a part of this Agreement or related documents and shall not affect the terms hereof. All attachments hereto are a part of this Agreement.

Section 10.02 Notices

All notices and communications hereunder shall be in writing and shall become effective when received. Any written notice shall be by either certified or registered mail, return receipt requested, or overnight delivery service (providing for delivery receipt) or delivered by hand. All notices or communications under this agreement shall be addressed as follows:

If to Company: US Alliance Life and Security Company 4123 SW Gage Center Dr. Suite 240 Topeka, KS 66604 Attn: Chief Operating Officer	If to Reinsurer or Managing Agent: Custom Disability Solutions (CDS) 600 Sable Oaks Drive, Suite 200 South Portland, ME 04106 Attn: Chief Financial Officer

Section 10.03 Execution in Counterparts

This Agreement and related documents may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 10.04 Entire Agreement and Amendments

This Agreement and related documents shall constitute the entire agreement between the parties with respect to the Policies. There are no understandings between the parties other than as expressed in this Agreement, and all other communications and representations of coverage, whether direct or through an intermediary, are expressly superseded. Any change or modification to this Agreement or related documents shall be null and void unless made by amendment to this Agreement or related documents and signed by both parties hereto. No agent has the authority to change this Agreement or waive any of its provisions.

Section 10.05 Investigations

Company shall notify Managing Agent immediately, in writing, of any and all investigations of Company or its directors, principal officers, or shareholders conducted by any federal, state or local regulatory authority other than routine state insurance department examinations or surveys.

Section 10.06 Governing Law

This Agreement and related documents shall be governed by and construed in accordance with the laws of the state of Maine, including its conflict of laws provisions.

Section 10.07 Waivers and Remedies

The waiver by any of the parties of any other party's prompt and complete performance or breach or violation, of any provision of this Agreement and related documents shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any of the parties to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

Section 10.08 Severability

In the event any section or provision of this Agreement or related documents is found to be void and unenforceable by an arbitrator or a court of competent jurisdiction, the remaining sections and provisions of this Agreement or related documents shall nevertheless be binding upon the parties with the same force and effect as though the void or unenforceable part had not been severed or deleted.

Section 10.09 Mutual Negotiation

This Agreement has been negotiated and prepared at the joint request and direction of the parties, and will be interpreted in accordance with its terms without favor to any party.

Section 10.10 Mergers, Acquisitions, or Changes

In the event that Company's portfolio of business increases or changes due to the purchase, assumption, or reinsurance of the portfolio of another company, or acquisition of or merger with another company, no reinsurance shall be provided for such portfolio of business under this Agreement unless Company notifies Managing Agent in writing and Managing Agent agrees in writing to reinsure the increased portfolio of business hereunder. In the event of merger, consolidation or reorganization of Company, this Agreement may be terminated by Managing Agent unless Managing Agent determines in its sole discretion that such event does not change the nature, quality or quantity of the business or risk reinsured and provides its written approval.

Section 10.11 Currency

Wherever the word "Dollars" and the sign "$" appear in this Agreement, they shall be construed to mean United States Dollars.

Section 10.12 Interest on Overdue Payments

The Managing Agent may assess interest on any reinsurance premiums that are unpaid and past due for more than 90 days after the due date for such payments as stated in the Agreement. The interest rate assessed for overdue premiums will equal the then-prevailing interest rate for 10-year U.S. Treasury bonds. A party's levying and collection of such charges for accrued interest shall not serve as a waiver of any of such party's rights as stated elsewhere in the Agreement.

Section 10.13 Errors and Omissions

Inadvertent and harmless delays, errors or omissions made in connection with this Agreement or any transaction hereunder, except as otherwise stated in this Agreement, shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided that the fault is rectified as soon as possible after discovery.

Section 10.14 No Third Party Beneficiaries

This is an agreement solely between the Company and the Managing Agent. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between the Managing Agent or the Reinsurer and any of the Company's policyholders, insureds, claimants, beneficiaries, representatives, sales representatives, employees or shareholders.

Section 10.15 Assignment

Neither the Company nor the Managing Agent shall, without prior consent of the other, which shall not be unreasonably withheld, sell, assign, transfer, or otherwise dispose of its obligations under this Agreement, the Policies or liabilities reinsured under this Agreement, or any right, title or interest in this Agreement, by voluntary or involuntary act, by assumption agreement or otherwise, and any attempt to dispose of said right, title and interests, without the other party's consent, shall be null and void.

In witness of the above, the parties hereto have caused this Agreement to be executed, in duplicate, as of the dates indicated.

At Topeka, KS this 6th day of February, 2015

US Alliance Life and Security Company

By:        Jeff Brown

Name:   Jeff Brown

Title:     EP & COO

Date:    February 6, 2015

And at South Portal, ME this 6th day of February, 2015

Custom Disability Solutions

By:         /s/ Paul K.  Fields

Name:    Paul K. Fields

Title:      CFO

Date:     February 6, 2015

APPENDIX A

Reinsurer, who has authorized CDS to act as Managing Agent of ADRUS, and its level of participation, is as follows:

PARTICIPATING REINSURERE[S]	DOLLAR PARTICIPATION	PERCENTAGE PARTICIPATION
Reliance Standard Life Insurance Company	$15,000	100%
TOTAL AUTHROIZED PARTICIPATION	$15,000	100%

APPENDIX B
MANAGING AGENT UNDERWRITING SERVICES

Managing Agent shall provide the following services:

1. Managing Agent will provide a Policy rate which will include the reinsurance Management Fee shown in Appendix E. Managing Agent will provide Company with supporting underwriting information used to arrive at the rate.

2. Unless agreed otherwise, rates will be established according to the set formulas maintained by Managing Agent.

3. Underwriting prospects will be assigned to a Managing Agent underwriter, who will obtain and analyze all of the necessary data and communicate with the Company's field sales representatives to facilitate the underwriting process. A risk analysis summary will be communicated to the Company at Managing Agent's direction, along with rate and plan design recommendations as appropriate.

4. Pricing for all groups will be developed using the Managing Agent's manual rate systems and the Managing Agent's experience rating system.

5. Upon request, Managing Agent shall assist with non-routine underwriting and actuarial matters in questionnaires and proposals for prospective policyholders of Company and in renewals of in force Policies.

6. Upon request, Managing Agent shall assist with preparation and development of employee enrollment materials, and the Company shall bear the entire cost of producing such materials.

APPENDIX C

CLAIMS ADMINISTRATION SERVICES

Managing Agent shall provide the following services for claims that are reinsured under this Agreement, and for other claims as may be agreed upon by the parties.

Managing Agent shall administer each claim until the claim is closed.

1. Claims Investigation/Preparation

a. Acknowledge the receipt of each notice of claim, identifying each with a unique claim number. Investigate and document information for the purpose of determining coverage, liability and the extent of benefits for each claim. All claims shall be adjudicated in conformance with the Policy language and applicable state and federal laws, statutes, rules and regulations, including but not limited to the Employee Retirement Income Security Act of 1974 (ERISA), as amended. If Managing Agent needs additional information to determine whether to approve or deny a claim, Managing Agent shall notify the claimant of the request for additional information within twenty (20) days after Managing Agent received the claim.

b. Managing Agent will use outside experts as it deems necessary in the examination and evaluation of a claim or defense. Fees for such experts will be charged as Loss Adjustment Expenses.

c. Managing Agent will investigate and evaluate subrogation, offset or benefit recovery opportunities consistent with terms of the Policy(ies). Managing Agent will supervise subrogation or recovery of amounts that it believes are recoverable.

2. Benefits and Loss Adjustment Expenses

a. Managing Agent will issue checks for benefits in amounts consistent with the investigation and evaluation of the claims in accordance with the terms of the Policies.

b. A bank account will be established and maintained by Managing Agent for payment of benefits and expenses.

c. Managing Agent will be responsible for sending claim determination letters to claimants, with notification to policyholders stating the reasons for STD claim denials.

d. Benefit payments will be made on behalf of the Company in accordance with the provisions of each Policy.

e. Liability for Loss Adjustment Expenses associated with a reinsured claim shall be apportioned between the Managing Agent and the Company in direct proportion to the risk each bears on such claim.

3. Litigation Assistance

a. Managing Agent will, as the need arises, arrange for attorneys to be retained on Company's behalf with Company's approval.

b. For attorneys retained pursuant to paragraph (a), Managing Agent, in cooperation with Company, will direct attorney activity and assist with discovery as well as pre-trial preparation of each case, including continued negotiations and settlement where warranted. The Company will have final authority with respect to the prosecution, defense or settlement of any litigation arising under the Policies.

c. Managing Agent will coordinate and attempt to facilitate the exchange of information between Company and attorneys.

4. Claim Reporting

a. Managing Agent will provide its standard forms for reporting and providing proof of loss for claims, and will accept completed forms via fax.

b. Upon receipt of claims, Managing Agent will set up claims in its claim system and send an acknowledgement letter to the claimant.

c. Each month, Managing Agent shall send Company a listing of all benefit payments issued during the preceding calendar month.

5. Case Management

a. Managing Agent will provide for access to on-site "case managers", as described below, as Managing Agent deems necessary and appropriate.

"Case Managers" shall mean nurses or vocational rehabilitation consultants who operate locally (on-site) to coordinate and facilitate services to claimant. On-site Case Management shall be provided at the discretion of the Managing Agent. Case Managers shall coordinate disability and rehabilitation services provided to the claimant in a timely manner. Case Managers shall maintain contact with treating provider(s), claimants and employers, as appropriate. Case Management may include medical, vocational and/or serious injury/catastrophic care management services.

b. Telephonic Case Management

Managing Agent shall provide telephonic case management which shall include coordinating disability and rehabilitation services to the claimants, monitoring claimants' recovery, providing health education to claimants, and following up with providers regarding services, length of disability and physical abilities of the claimants.

Case Managers shall coordinate and manage disability and rehabilitation services provided to the claimants in a timely manner. Case Managers shall maintain contact with treating provider(s), the claimant and employers, as appropriate. Case Managers shall coordinate all services telephonically.

"Case Managers", for purposes of this sub-section, shall mean the nurses, occupational therapists, physical therapists, or vocational rehabilitation consultants who coordinate and facilitate services to the claimants.

The parties agree Managing Agent is not responsible for the provision or omission of health care by any provider to claimant. Furthermore, the parties agree Managing Agent's provision of Case Management services does not in any manner interfere with the relationship between the medical providers and a claimant and all health care decisions are between the medical providers and claimants.

6. Tax Reporting

The Managing Agent will perform the following tax withholding, remittance and reporting services with respect to employee taxes and for the employer portion of Federal Insurance Compensation Act ("FICA") taxes that may apply to disability benefits paid by Managing Agent, as described more fully below.

The Managing Agent will not be responsible for providing tax computation, remittance and reporting services with respect to employer taxes (other than FICA taxes as described herein), except as may be otherwise agreed upon in writing by the parties.

Depending on the tax services applicable for each Policy, Managing Agent will make available to policyholders:

•
A periodic STD Claim Payment Register Report and a periodic LTD Claim Payment Register Report, indicating the amount of Federal Income Tax ("FIT"), State Income Tax ("SIT") and FICA tax withheld from benefit amounts paid for each claimant;

•	An Annual Report capturing forms "W-2" and "1099 Misc" data reported to LTD claimants, providers and the IRS if requested.

Managing Agent will provide Company's employer accounts, upon request, with an Explanation of Benefits (EOB) for claim payments.

Based on the information provided by Company's employer accounts and claimants, the Managing Agent will withhold the claimant's portion of any applicable FIT and FICA taxes from STD benefit payments and the claimant's portion of any applicable SIT, FIT and FICA taxes from LTD benefit payments.

The Managing Agent will make timely deposits to the appropriate governmental agencies of the claimant's portion of any applicable SIT, FIT and FICA taxes withheld from benefit payments based upon Managing Agent's tax requirements. For LTD claims, the Managing Agent will make timely deposits to the appropriate governmental agencies of the employer matching portion of FICA taxes associated with employee FICA taxes that are withheld from benefits paid by Managing Agent.

Managing Agent will provide Company's LTD accounts with information each quarter regarding the amount of the employer matching portion of FICA taxes that the Managing Agent has deposited.

Managing Agent will make such deposits under a federal tax identification number of Reinsurer's and, as appropriate, the applicable tax identification number for state income taxes.

For LTD benefits, Managing Agent will process and file forms W-2 with the appropriate state and federal governmental agencies when required for claimants, using the tax identification numbers described in the preceding paragraph.

The LTD claimants' copies of such Forms W-2 will be sent directly to claimants by prepaid first class mail by January 31 of each year, or such other date as required by the IRS. Managing Agent will also send Form W-2 information for LTD claimants to the IRS in accordance with Internal Revenue Code requirements. For STD, Managing Agent will provide employer accounts with an annual report capturing claim payment and "1099 Misc" data applicable for STD claimants, for employer accounts to use in preparing W-2's.

For claims under insured plans where the cost of coverage is borne by the employer or borne by the employee on a pre-tax basis, the Managing Agent will withhold the claimant portion of any applicable FICA tax, SIT and FIT if requested to do so by the claimant.

7. General Provisions

a. All data storage facilities, media and data systems, etc. used by Managing Agent remain the property of the Managing Agent.

b. Upon termination of the Agreement, all services provided under this Agreement will be discontinued except for the handling of claims that occurred prior to termination.

c. Files of claims will be maintained for a period of seven years from the termination of a claim under the Policies.

d. Managing Agent shall make full payment on any claim that has been approved and is fully payable.

e. Managing Agent shall not request a claimant to resubmit information that the claimant has already provided to Managing Agent, unless Managing Agent provides a legitimate reason for the request and the purpose of the request is not to delay the payment of the claim, harass the claimant, or discourage the filing of the claim.

8. Claim Settlement Services

Managing Agent will identify appropriate claims for lump sum settlement offers and will co-ordinate and facilitate claim settlement services for such claims.

9. Delegation of Discretionary Authority

In contracting with the Managing Agent to perform certain claim administration services as described in this Appendix C, the Company hereby delegates to the Managing Agent any discretionary authority the Company may have under employer plans or the terms and conditions of plan documents (including, but not limited to, the reinsured Policies, Summary Plan Descriptions and/or other plan documents read separately or together with other Plan documents) with respect to interpreting the provisions of the plan and the reinsured Policies and determining eligibility for benefits.

APPENDIX D

MANAGEMENT FEE

1.	13.5% of earned STD and LTD premium due from the policyholder ("street premium").

2.
Loss Adjustment Expenses are not included in the Management Fees. Liability for Loss Adjustment Expenses incurred for a claim shall be apportioned between the Reinsurer and the Company in direct proportion to the risk each bears on such claim

3.
An Initial Start Up Fee of $30,000 ("Accumulated Fee") will be due from the Company on the Effective Date of the Agreement and shall be held by the Managing Agent in an escrow account. The Accumulated Fee will offset 50% of the Management Fees due to the Managing Agent as described in Section 1 of this Appendix D for the first thirty (30) months the Agreement is in force.

CDS will retain any balance in the Accumulated Fee account in the event:
•	The Agreement terminates after having been in force for less than thirty (30) months; or
•	The Accumulated Fee is greater than zero after the Agreement has been in force for thirty (30) months or more.